Exhibit 99.01
NEWS RELEASE for August 14, 2008 AT 7:30 AM ET

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS SECOND QUARTER 2008 RESULTS
Company reports revenue growth of 69% and operating income of $582,000
IRVINE, CA, August 14, 2008
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products used in the treatment of patients suffering from severe angina, today reported financial results for its second quarter ended June 30, 2008.
Richard Lanigan, Cardiogenesis President stated, “We are excited about our progress in year over year quarterly revenue growth of 69%, and delivering solid operating income. We believe this to be the result of progress in executing on our new customer pipeline, as well as an increasing interest in the utility of Transmyocardial Revascularization (TMR) and our advanced platform on the part of clinicians. The positive cash flow from operations will facilitate new initiatives for our advanced delivery devices, the PEARL® 5.0 Robotic delivery system and the PHOENIX combination delivery system.” He continued, “The FDA approved PEARL 5.0 is designed for use with surgical robots. In the expanding role of minimally invasive cardiovascular surgery, the PEARL 5.0 enables TMR treatment of patients with refractory angina without the need for a sternotomy or thoracotomy. The PHOENIX combines TMR with the precise injection of biologics. The initial clinical results presented on the combination therapy of TMR plus platelet rich plasma (PRP) and TMR plus stem cells is very encouraging and, if proven, will expand the role for TMR. We believe we have a significant opportunity today, as well as a product pipeline to further expand the role for our proprietary technology.”
Second Quarter Financial Results
Sales in the second quarter of 2008 totaled $4,119,000, a 69% increase from the prior year second quarter sales of $2,436,000. The higher revenue in the current year quarter is primarily attributable to a $1,350,000 increase in capital sales, and a $331,000, or 17%, increase in disposable handpiece revenue as compared with the prior year quarter. Of the $331,000 increase in handpiece revenue, $234,000 relates to revenue which had been previously deferred and became recognizable during the quarter.
Sales in the first six months of 2008 totaled $7,101,000, an increase of approximately 22% from sales of $5,806,000 in the first six months of 2007. The year to date increase as compared with the prior year period is primarily attributable to a $1,246,000, or 127%, increase in capital sales and a $71,000, or 2%, increase in disposable handpiece revenue.
The Company reported second quarter 2008 operating income of $582,000 as compared with an operating loss of $256,000 in the prior year quarter. Net income for the quarter was $602,000, or $0.01 per diluted share, as compared with a net loss of $255,000, or $0.01 per diluted share, in the 2007 second quarter.
For the first six months of 2008, Cardiogenesis reported operating income of $545,000 as compared with $209,000 for the same period in the prior year. The net income for the first six months of 2008 was $566,000, or $0.01 per diluted share, compared with $72,000, or $0.00 per diluted share, for the first six months of 2007.
Gross margin was 86% of sales for the quarter ended June 30, 2008 as compared with a 78% gross margin in the second quarter of 2007. Gross profit in absolute dollars increased by $1,624,000 to $3,529,000 in the current year quarter as compared with $1,905,000 for the 2007 second quarter. The increase in gross profit for the three month period is primarily attributed to higher laser unit sales, an increase in the average laser sales price, and recognition of $234,000 of deferred revenue for which there is no associated cost of goods sold. In addition, the cost of goods sold in the prior year quarter included certain inventory impairment charges that did not recur in the current year.
For the six months ended June 30, 2008, gross margin was 84% of net revenues as compared to 80% of net revenues for the six months ended June 30, 2007. Gross profit in absolute dollars increased by $1,354,000 to $5,986,000 for the six months ended June 30, 2008, as compared to $4,632,000 for the six months ended June 30, 2007. The increase in gross profit for the six month period is primarily attributed to an increase in the average laser sales price as well as higher laser unit sales.
Research and development costs (“R&D”) were $252,000 in the second quarter of 2008 as compared with $297,000 in the 2007 second quarter, a decrease of $45,000 or 15%. Year to date, R&D expenses of $468,000 were $41,000 or 8% below the prior year period of $509,000.
Sales and marketing (“S&M”) expenses of $1,795,000 in the quarter ended June 30, 2008 increased $833,000, or 87%, compared with $962,000 for the quarter ended June 30, 2007. For the six months ended June 30, 2008 S&M expenditures totaled $3,322,000, an increase of $1,300,000, or 64%, compared with $2,022,000 for the six months ended June 30, 2007. The increase in S&M expenses for both the three- and six-month periods results primarily from salary expenses, which increased $658,000 and $915,000, respectively, over the corresponding prior year periods. The salary expense increase resulted from higher capital sales commissions related to the increase in capital sales, higher commissions related to compensation programs for certain newly hired sales personnel and salary expenses related to certain sales management positions that were open in the corresponding prior year period. In addition, travel expenses for the 2008 second quarter and year to date periods increased over the prior year periods as a result of higher costs and increased sales activity.

General and administrative expenditures (“G&A”) for the quarter ended June 30, 2008 totaled $900,000 as compared to $902,000 during the quarter ended June 30, 2007. For the six months ended June 30, 2008, G&A totaled $1,651,000 as compared to $1,892,000 for the six months ended June 30, 2007. This represents a reduction of $241,000, or 13%.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. The Company’s market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit the Company’s website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the Company’s technologies and the effect of such technologies on the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues	$4,119	$2,436	$7,101	$5,806
Cost of revenues	590	531	1,115	1,174

Gross profit	3,529	1,905	5,986	4,632

Operating expenses:
Research and development	252	297	468	509
Sales and marketing	1,795	962	3,322	2,022
General and administrative	900	902	1,651	1,892

Total operating expenses	2,947	2,161	5,441	4,423

Operating income (loss)	582	(256)	545	209
Other income (expense):
Interest expense	(1)	(18)	(21)	(49)
Interest income	21	37	42	65
Non-cash interest expense	—	(30)	—	(76)
Change in fair value of derivatives	—	(76)	—	(190)
Other non-cash income, net	—	88	—	113

Total other income (expense), net	20	1	21	(137)

Net income (loss)	602	$(255)	566	$72

Net earnings (loss) per share:
Basic	$0.01	$(0.01)	$0.01	$—

Diluted	$0.01	$(0.01)	$0.01	$—

Weighted average shares outstanding:
Basic	45,293	45,274	45,284	45,274

Diluted	45,306	45,274	45,313	45,274

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,420	$2,824
Accounts receivable, net of allowance for doubtful accounts of $28	1,664	1,763
Inventories	1,298	1,602
Prepaids and other current assets	385	486

Total current assets	6,767	6,675
Long-term investments in marketable securities	150	—
Property and equipment, net	428	457
Other assets, net	27	27

Total assets	$7,372	$7,159

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$244	$169
Accrued liabilities	1,231	1,458
Deferred revenue	944	1,210
Current portion of capital lease obligation	9	12

Total current liabilities	2,428	2,849
Capital lease obligation, less current portion	16	19

Total liabilities	2,444	2,868

Commitments and Contingencies

Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,311 and 45,274 shares issued and outstanding, respectively	173,897	173,826
Accumulated deficit	(168,969)	(169,535)

Total shareholders’ equity	4,928	4,291

Total liabilities and shareholders’ equity	$7,372	$7,159